UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 20, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news releases dated October 23, 2006, which are herewith furnished as Exhibit 99.1 and Exhibit 99.2.

Ford's President and Chief Executive Officer, Alan Mulally, and Executive Vice President and Chief Financial Officer, Don Leclair, will host a presentation for the investment community and news media beginning at 9:00 a.m. to review preliminary third quarter 2006 financial results. Investors may access this presentation by dialing 800-706-7741 (or 1-617-614-3471 from outside the United States). The passcode for either telephone number is a verbal response of "Ford Earnings."

At the same time, a listen-only webcast and supporting presentation materials for the call will be available on the Internet at www.shareholder.ford.com. Investors may also access replays for one week following the presentation by visiting www.shareholder.ford.com, or by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States). The passcode for replays is 29481628. All times referenced above are in Eastern Time.

Please note that Exhibit 99.2 to this Form 8-K discusses pre-tax profits excluding special items for Ford's Automotive sector and the primary operating segments and business units within the Automotive sector. The most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles is pre-tax profits including special items. We believe that pre-tax profits excluding special items is a useful measure to provide investors, because it excludes those items that we do not consider to be indicative of earnings from ongoing operating activities. As a result, pre-tax profits excluding special items provides investors with a more relevant measure of the results generated by our operations.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 19, 2006, we committed to a major business improvement plan for our North American Automotive operations, which we refer to as the Way Forward plan, key aspects of which were set forth in our Annual Report on Form 10-K for the year ended December 31, 2005. Responding to changing facts and circumstances, on September 14, 2006, we committed to an acceleration of this plan, including actions designed to further reduce operating costs and to increase the flow of new products, and we provided a revised financial outlook.

As part of this accelerated plan, we have announced our intention to idle and cease operations at 16 manufacturing facilities, nine of which have been identified and slated for idling by the end of 2008; the remaining facilities are to be idled after 2008. Additionally, we have announced our intention to sell or close all of our Automotive Components Holdings, LLC ("ACH") facilities, and to redeploy or separate all ACH employees by the end of 2008.1

Our best estimate of costs associated with these exit or disposal activities primarily reflects personnel-related costs. We have estimated costs (accrued in the first nine months of 2006) and cash expenditures over time of $2.5 billion for Jobs Bank Benefits and employee separation packages.2 We have estimated

1 The identification of the nine facilities slated for idling by 2008 and additional detail about non-exit or disposal activities related to our accelerated Way Forward plan (such as the reduction of salaried-related costs) can be found in our Current Report on Form 8-K dated September 13, 2006.

2 "Jobs Bank Benefits" are defined in Note 4 of the Notes to the Financial Statements in our Quarterly Report on Form 10-Q for the period ended March 31, 2006.

costs (accrued in the first nine months of 2006) of $1.3 billion for related non-cash pension curtailment charges. During the first quarter of 2006, we also accrued $300 million for fixed-asset write-off costs associated with the immediate idling of St. Louis Assembly Plant; we expect the cost of fixed-asset write-offs for future facility idlings to be included in operating costs.

We have not yet accrued any costs for benefits that may be provided to employees working at the facilities to be idled after 2008. The cost of executing plans for these facilities is dependent on the resolution of many contingencies, including the negotiation of future labor agreements, the successful implementation of our product cycle plan, the resolution of alternative capacity actions, and changes in our market share between now and the planned idling of these facilities. At this time, we are estimating a charge of up to $750 million (on a discounted basis) for benefits that we anticipate may be paid to employees expected to be permanently idled as a result of the future idling of these facilities. Although it is probable that we will take the necessary actions to reduce our manufacturing employment, the amount of our estimated benefit obligation is highly dependent on the resolution of the previously-mentioned contingencies. No estimated value is more likely than another, and therefore the benefit obligation is not reasonably estimable.

Item 4.02 (a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

During the preparation of its response to a comment letter from the Division of Corporation Finance of the Securities and Exchange Commission related to a routine review of its Annual Report on Form 10-K for the year ended December 31, 2005, our indirect wholly-owned subsidiary, Ford Motor Credit Company ("Ford Credit"), became aware of a matter related to accounting for interest rate swaps under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended ("SFAS 133"). Specifically, Ford Credit discovered that certain interest rate swaps it had entered into to hedge the interest rate risk inherent in certain long-term fixed rate debt were accounted for incorrectly because they did not satisfy the technical accounting rules under SFAS 133 to qualify for exemption from the more strict effectiveness testing requirements. PricewaterhouseCoopers LLP, our independent registered public accounting firm, audited our 2001 through 2005 financial statements, which included a review of these swaps.

These interest rate swaps were entered into as part of Ford Credit's asset-liability management strategy. As noted above, the swaps economically hedge the interest rate risk associated with long-term debt issuances, and we continue to believe that these swaps have been and will continue to be highly effective economic hedges. The correction to the accounting does not impact the economics of the hedges, nor does it affect cash.

Although the final restatement amounts have not yet been determined, based on the information to date, we estimate that Ford and Ford Credit's results in 2002 will improve materially.

On October 20, 2006, we recommended to the Audit Committee of our Board of Directors that we restate our financial statements for each of the years ended December 31, 2003, 2004 and 2005, and our selected financial data for each of the years 2001 - 2005 appearing in Item 15 and Item 6 of our Annual Report on Form 10-K for the year ended December 31, 2005, as well as our interim financial statements for the quarters ended March 31, 2005 and 2006, June 30, 2005 and 2006, and September 30, 2005. The Audit Committee agreed with management’s recommendation and it was concluded that these financial statements should no longer be relied upon by investors.  The Audit Committee has discussed this matter with PricewaterhouseCoopers LLP.

The revised financial statements and selected financial data for the periods referenced above will be included, as applicable, in an amended Annual Report on Form 10-K for the year ended December 31, 2005, and in an amended Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006. The revised interim financial statements for the quarter ended September 30, 2005 will be included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. We expect to file the amended documents by the time we file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Management is currently assessing the impact this matter has on its previously-issued report on internal controls over financial reporting as of December 31, 2005 and management's conclusions regarding the Company's disclosure controls and procedures. If management concludes that this matter resulted from a material weakness in its controls over interest rate swap accounting at Ford Credit, management may conclude that its internal controls over financial reporting and disclosure controls and procedures were ineffective as of December 31, 2005. If management reaches such a conclusion, we also expect that the control deficiency will have been remediated by the time of the filing of the revised financial statements and selected financial data.

Item 8.01. Other Events.

As previously disclosed, we expect that we will have Automotive gross cash and committed credit lines totaling approximately $26 billion at year-end 2006.1   In addition, we expect that we will have approximately $3 billion of long-term VEBA that will be accessible over time. Further, as previously announced, we are seeking to raise additional liquidity through the sale of Aston Martin and Automobile Protection Corporation.

During the fourth quarter of 2006 and for the near to medium term, we expect our operating-related cash flow to be negative by a substantial amount. This primarily reflects significant operating losses in our Automotive sector through 2008, cash expenditures incurred in connection with our restructuring efforts, primarily for personnel separations, and pension contributions. This also reflects throughout this period our expectation to continue to invest in new products at about the same level as we have during the past few years, or approximately $7 billion annually.

To fund the substantial negative cash flow we expect to experience over this period and to provide added liquidity to protect against a recession or other unexpected events, we are exploring various financing strategies, including secured financing involving a substantial portion of our Automotive assets.

3Automotive gross cash includes cash and cash equivalents, marketable securities, loaned securities and short-term Voluntary Employee Benefit Association ("VEBA") trust funds.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99.1	News Release dated	Furnished with this Report
October 23, 2006

Exhibit 99.2	News Release dated	Furnished with this Report
October 23, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: October 23, 2006	By:	/s/Peter J. Sherry, Jr.
Peter J. Sherry, Jr.
Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99.1	News Release dated October 23, 2006

Exhibit 99.2	News Release dated October 23, 2006